Exhibit 99.03

State Of Nevada Approves And Awards Highest Rating To Pazoo’s Medical Marijuana Testing Lab Partner MA & Associates, LLC

Whippany, N.J., November 5, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report the State of Nevada, on Monday November 3, 2014, approved Pazoo, Inc.’s partner MA & Associates, LLC medical marijuana testing lab application. Of significant note is MA & Associates Inc. was the highest rated testing lab applicant.

Pazoo is the largest equity holder of MA & Associates, LLC, owning a 40% stake of the company. MA & Associates, LLC has a 20-year exclusive license from Steep Hill Labs, Inc. for use of their technology and testing procedures in the State of Nevada. Steep Hill is recognized as the Global leader in cannabis testing and analytics.

MA & Associates, LLC CEO Antonio Del Hierro stated, “From the outset we have always maintained that by far we had the best testing technology and this would give us a clear advantage in not only obtaining the license, but also in capturing a large share of the market. MA & Associates, LLC will be doing business as (d/b/a) Steep Hill Nevada. Being rated as the top applicant for testing labs only confirms our beliefs and positioning in the Nevada market.”

Pazoo CEO David Cunic stated, “We are extremely excited and proud to have MA & Associates, LLC be awarded the license. We have been so confident in its submission of the application, and now the approval, that we consented to have our investment funds used in October for the build out and retrofit of the testing lab.  It was our clear objective to have MA & Associates, LLC be the first operational testing facility in the state. Utilizing Steep Hill’s world leading technology and being operational well in advance of the first product being tested, we felt will give MA & Associates, LLC a clear competitive advantage.  We are thrilled that we will be working hand in hand with MA & Associates, LLC and expect to reap the benefits of everyone’s hard work.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: November 5, 2014